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                                                                     Exhibit 5.1

                            MORRISON & FOERSTER LLP
                           San Francisco, California


                                February 3, 1999



XOOM.com, Inc.
300 Montgomery Street, Suite 300
San Francisco, California 94104

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 executed by you on February 3, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,235,224 shares of your common stock, $.0001 par value (the "Common Stock") which will be issuable pursuant to certain Stock Option Agreements (the "Stock Option Agreements").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the approval of the forms of the Stock Option Agreements and the authorization of the issuance of the shares of Common Stock pursuant to such Stock Option Agreements (the "Agreement Shares") and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Agreement Shares, when issued and outstanding pursuant to the terms of the Stock Option Agreements, will be validly issued, fully paid and non-assessable shares of Common Stock.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                            Morrison & Foerster LLP